Draft dated April 24, 2005

           LOAN AND PLEDGE AGREEMENT

AGREEMENT dated as of April __, 2006, between CUSTODIAL TRUST COMPANY ("Bank"), a bank and trust company organized and existing under the laws of the State of New Jersey, and UNDERLYING FUNDS TRUST (the “Trust"), a statutory trust organized and existing under the laws of the State of Delaware and registered under the Investment Company Act of 1940, acting with respect to the one or more series of the Trust (each a "Series") set forth on Schedule A hereto (which Schedule may be supplemented or revised at any time as agreed by both parties hereto in writing).

WHEREAS, from time to time the Trust may seek to obtain, on behalf of a Series, and Bank may be willing to make, loans to the Trust, acting for such Series, up to the maximum amount that the Trust, acting for such Series, is then permitted under the Investment Company Act of 1940 to borrow for such Series;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. DEFINITIONS. The following terms, unless the context otherwise requires, shall have the following meanings as used herein:

(a) "Business Day" means any day on which banks in the States of New Jersey and New York are open for business.

(b) "Collateral" has the meaning given in Section 7(b) below.

(c) "Custody Agreement", means the custody agreement dated as of even date herewith, between Bank and the Trust.

(d) "Event of Default" has the meaning given in Section 17 below.

(e) "Excess Collateral" from a Series at any time means (i) all Collateral which does not consist of cash credited to the Pledge Account of such Series or Pledged Securities of such Series and (ii) Collateral consisting of cash credited to such Pledge Account, and/or Pledged Securities of such Series, having an aggregate Initial Loan Value not greater than the difference between (A) the sum of all cash credited to such Pledge Account and the aggregate Initial Loan Value of all such Pledged Securities and (B) the sum of the outstanding aggregate principal amount of all the Loans that the Trust has obtained for such Series and the interest accrued thereon.

(f) "Guarantee" of or by any Person means any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "Primary Obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the Primary Obligor so as to enable the Primary Obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

(g) "Indebtedness" of any Person means, without duplication, (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services which under generally accepted accounting principles would be shown on a balance sheet of such Person as a liability, (v) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (vi) all Guarantees by such Person of Indebtedness of others, (vii) all obligations of such Person in respect of interest rate and currency swap agreements and similar agreements obligating such Person to make payments, whether direct or indirect or periodically or upon the happening of a contingency, and (viii) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

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(h) "Initial Loan Value" means the collateral value assigned to the Collateral in accordance with Section 7(e) below.

(i) "Interest Closing Date" with respect to any Loan means the day next preceding the day that such Loan is repaid in full and, prior to such day, any day next preceding an Interest Commencement Date for such Loan.

(j) "Interest Commencement Date" with respect to any Loan means the date on which such Loan is made and thereafter any 21st day of any month if such day occurs while such Loan is outstanding (or if any such 21st day is not a Business Day, then the next preceding Business Day).

(k) "Interest Period" with respect to any Loan means each period from and including an Interest Commencement Date for such Loan to and including the next succeeding Interest Closing Date for such Loan.

(l) "Lien" means, with respect to any asset, (i) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset or any assignment, hypothecation, deposit arrangement or other preferential arrangement of or with respect to such asset, and (ii) any purchase option, call or similar right of a third party with respect to such asset.

(m) "Loan" and "Loans" have the meaning given in Section 2 below.

(n) "Maintenance Loan Value" means the collateral value assigned to the Collateral in accordance with Section 7(e) below.

(o) "Market Value" means the value assigned to the Collateral in accordance with Section 7(g) below.

(p) "1940 Act" means the Investment Company Act of 1940 as from time to time in effect.

(q) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government or any agency, court or political division thereof, or any other entity.

(r) "Pledge Account" of a Series means a custody account of the Trust acting for such Series, which is maintained at Bank pursuant to the Custody Agreement and is marked to show that the assets recorded therein are pledged to Bank pursuant to this Agreement.

(s) "Pledged Securities" of a Series means all securities belonging to such Series that have been pledged by the Trust to Bank pursuant to Section 7(b)(i) below.

(t) "30-day LIBOR" means the one-month London Inter-Bank Offered Rate for U.S. dollars as quoted on Page 3750 on the Dow Jones Market Service, formerly known as the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be designated for the time being by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates) as of 11:00 a.m., London time, on an Interest Commencement Date.

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2. LOANS. (a) Subject to the terms and conditions of this Agreement, Bank may, in its sole and absolute discretion, make loans to the Trust acting for a Series (each, a "Loan", and, collectively, the "Loans") at such times and in such amounts as the Trust may request, which amounts may be borrowed, repaid and reborrowed, provided, however, that the Loans in aggregate principal amount at any one time outstanding shall not exceed the maximum amount the Trust is then permitted under the 1940 Act to borrow for such Series.

(b) Each Loan shall be in a principal amount of $100,000 or more.

(c) The Trust shall request each Loan by notice to Bank, specifying (i) the Series for which such Loan is being requested, (ii) the date (which shall be a Business Day) on which the Trust desires that such Loan be made, (iii) the principal amount of such Loan, (iv) the Collateral for such Loan and (v) such information about the use of the proceeds from such Loan as Bank may from time to time require, which notice shall be received by Bank no later than the last Business Day prior to the date on which the Trust desires that such Loan be made.

(d) Each Loan shall be evidenced by the records made by the Bank in a loan account that it maintains for the Series for which such Loan was requested, and such records shall be conclusive, absent manifest error, as to the amount of such Loan and the interest and payments thereon. Any failure so to record or any error in doing so shall not limit or otherwise affect the obligation of the Trust under this Agreement to pay any amount owing with respect to such Loan.

(e) Performance by the Trust of all the obligations and covenants it has incurred and made under this Agreement shall in no way impair or compromise the sole and absolute discretion of Bank to agree or not agree to make any Loan.

3. CONDITIONS PRECEDENT. (a) The obligation of Bank to make any Loan that it has, in its sole and absolute discretion, agreed to make shall be subject to the fulfillment on the date of the making of such Loan of each of the following conditions precedent: (i) that no event has occurred and is continuing that constitutes an Event of Default with respect to any Series or that, upon the giving of notice, the lapse of time, or both, would constitute such an Event of Default, (ii) that the representations and warranties of the Trust in Sections 9, 10 and 11 below are correct and accurate as though made on such date, (iii) that after giving effect to the making of such Loan, such Series' continuous asset coverage, as defined in the 1940 Act, is no less than 300% of the aggregate principal amount of all the borrowings (including such Loan) obtained by the Trust on its behalf and then outstanding, (iv) that after giving effect to the making of such Loan and the pledge of Collateral therefor, the representation and warranty of the Trust in Section 11(a) below continues to be correct and accurate, (v) that Bank has received a certificate from the Trust, signed by an authorized signatory of the Trust and dated the date of the making of such Loan, to the effect of (i) through (iv) above, (vi) that the Trust has fulfilled, to the satisfaction of Bank, the Trust's obligations with respect to such Loan and the Collateral therefor as set forth in Section 7(a) below, (vii) that after giving effect to the making of such Loan and the pledge of Collateral therefor, the Collateral then held by Bank includes Pledged Securities of such Series, and/or cash credited to the Pledge Account of such Series, having an aggregate Initial Loan Value equal to or greater than the sum of the outstanding aggregate principal amount of all the Loans that the Trust has obtained for such Series and the accrued interest thereon, and (viii) that Bank has received from the Trust such documents as Bank may reasonably request.

(b) The obligation of Bank to make the first Loan that it has, in its sole and absolute discretion, agreed to make shall be subject to the fulfillment of the condition precedent that, on or prior to the date of the making of such Loan, Bank shall have received from the Trust (i) the origination fee provided for in Section 13 below, (ii) for the Trust's most recent fiscal period for which they are available, a balance sheet and the related income statement ("Financials") for each Series, as well as audited Financials for each Series for the Trust's most recent fiscal year for which such audited Financials are available, and (iii) if requested by Bank, a Statement of Purpose (Federal Reserve Form U-1) duly completed and signed by the Trust.

4. TERMS OF REPAYMENT; WAIVERS. (a) The principal amount of each Loan shall be repayable by the Trust at any time, whether or not an Event of Default has occurred and is then continuing, either (i) in full (together with all accrued interest on such Loan) upon demand by Bank to the Trust for such repayment in full, or (ii) in part (together with all accrued interest on such part) upon demand by Bank to the Trust for repayment of such part.

(b) Performance by the Trust of all the obligations and covenants it has incurred and made under this Agreement shall in no way impair or compromise the right of Bank in its sole and absolute discretion to demand, at any time, repayment of all or any portion of any Loan.

(c) Any Loan may also become repayable by the Trust, in whole or in part, as provided in Section 7(d) below, and shall become repayable by the Trust in its entirety as provided in Section 17 below upon the occurrence of an Event of Default with respect to the Series for which such Loan was obtained.

(d) The Trust may repay any Loan in its entirety or in part at any time, without premium or notice of any kind but together with all accrued interest on the amount thereof that is repaid.

(e) The Trust hereby waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which the Trust might otherwise be entitled.

5. INTEREST AND OTHER CHARGES. (a) The Trust shall pay Bank interest, in arrears, on the principal amount of each Loan from the date on which such Loan is made pursuant to Section 2 above until such Loan is due under this Agreement, at a rate per annum during each Interest Period equal to 30-day LIBOR on the Interest Commencement Date of such Interest Period plus one percent (100 basis points).

(b) All interest payable under this Agreement shall be calculated by Bank, on the basis of a 360-day year and for the actual number of days elapsed. Interest accrued on a Loan pursuant to Section 5(a) above shall be payable by the Trust (i) monthly on the 10th day of the calendar month next succeeding the calendar month in which such Interest Period ended (or, if such 10th day is not a Business Day, on the next succeeding Business Day), (ii) upon repayment of such Loan in full, and (iii) as otherwise provided in this Agreement. For purposes of computing interest, a Loan shall be deemed to be outstanding on the day that it is made, but not on the day that it is repaid.

(c) The Trust shall pay Bank interest on any amount not paid by the Trust when due under this Agreement, from the date payment of such amount was due until the date such amount is paid, at a fluctuating rate per annum during each Interest Period equal to 30-day LIBOR on the Interest Commencement Date of such Interest Period plus two percent (200 basis points). Such interest shall be payable on demand made by Bank from time to time.

(d) Each determination of an interest rate by Bank pursuant to this Agreement shall be conclusive and binding on the Trust in the absence of manifest error.

(e) In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines, in a final determination, that Bank has received interest and other charges hereunder in excess of such highest rate, Bank shall promptly refund such excess amount to the Trust, and the provisions hereof shall be deemed amended to provide for such permissible rate.

6. PLACE AND MANNER OF PAYMENT. The Trust shall make all payments required to be made by it under this Agreement (whether of principal, interest or any other amount) prior to 11:00 A.M. New York time on the date such payment is due, at such address in the United States of America as Bank shall from time to time indicate to the Trust, in U.S. dollars and in immediately available funds.

7. COLLATERAL SECURITY, PLEDGE AND LOAN VALUES. (a) On or before the date of the making of any Loan, (i) the Trust shall deliver to the Pledge Account of the Series for which such Loan is to be obtained, or otherwise give to Bank as pledgee effective control over, securities that are acceptable to Bank in its sole and absolute discretion and on the date of the making of such Loan either (A) have an aggregate Initial Loan Value of no less than the principal amount of such Loan or (B) if there is on such date Excess Collateral consisting of Pledged Securities of such Series, and/or cash credited to the Pledge Account of such Series, have an aggregate Initial Loan Value of no less than the difference between (x) the principal amount of such Loan and (y) the aggregate Initial Loan Value of such Excess Collateral, (ii) the Trust shall deliver to Bank such instruments of assignment, signed in blank by the Trust, consents and other documents, all in form and substance satisfactory to Bank, as may be required to transfer such securities to Bank or to give Bank effective control over them, and (iii) if any of the securities transferred to Bank pursuant to this Section 7(a) are uncertificated securities, the issuer of such securities shall deliver to Bank a confirmation of the registration of such securities, or of the pledge thereof, in the name of Bank.

(b) To secure the due and punctual payment of all of the Loans that the Trust obtains for a Series, all accrued interest thereon and all other amounts that under this Agreement or the Custody Agreement may from time to time be payable by the Trust with respect to such Series, and the performance by the Trust of all the obligations and covenants that it has incurred and made under this Agreement or the Custody Agreement on account of such Series, the Trust hereby pledges, hypothecates, assigns, transfers and sets over to Bank, and grants to Bank (i) a first priority, perfected security interest in and lien upon (A) all securities and cash at any time credited to the Pledge Account of such Series, including any uncertificated securities recorded therein, and (B) all other property of such Series now or at any time hereafter in Bank's possession including, but not limited to, all other securities, monies, claims and credit balances, (ii) to the extent lawful under applicable laws and regulations, all property of such Series now or at any time hereafter held by or through any of Bank's affiliates, including all cash and securities credited to the accounts of such Series with securities broker-dealer affiliates of Bank, and (iii) all proceeds, products and profits derived from any of the foregoing (including all cash, securities, dividends and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing, proceeds of any insurance policies, proceeds of proceeds, and claims against third parties), and all books and records related to any of the foregoing (all of the foregoing Pledged Securities, cash and other property, together with all other property of such Series in which the Trust may hereafter grant a Lien to Bank, being herein collectively referred to as the "Collateral" from such Series).

(c) Bank and the Trust hereby agree that each partnership interest, limited liability company member interest and other item of property (whether investment property, financial asset, security or instrument) credited to a Series’ Pledge Account or any account of such Series at Bank or at any affiliate of Bank shall, with the exception of cash, be treated as a "financial asset" under Article 8 of the New York Uniform Commercial Code.

(d) At all times while any Loan that it has obtained for a Series is outstanding, the Trust shall maintain Collateral in the Pledge Account of such Series consisting of Pledged Securities of such Series, and/or cash, having an aggregate Maintenance Loan Value of not less than the sum of the outstanding aggregate principal amount of all the Loans obtained for such Series and the interest accrued thereon. Forthwith upon demand made to the Trust by Bank, the Trust shall, at its option, either (i) deliver into the Pledge Account of the Series with respect to which such demand was made, or otherwise give to Bank as pledgee effective control over, such additional Pledged Securities of such Series that are acceptable to Bank in its sole and absolute discretion, or (ii) repay so much of the outstanding aggregate principal amount of the Loans obtained for such Series, as, in either case, may be necessary for the aggregate Maintenance Loan Value of all Collateral consisting of Pledged Securities of such Series, and/or cash, to be no less than the sum of the outstanding aggregate principal amount of all such Loans and the interest accrued thereon.

(e) The Initial Loan Value and the Maintenance Loan Value of any of the Pledged Securities of a Series or other item of Collateral credited to the Pledge Account of such Series are each an amount representing a percentage of the Market Value of such Pledged Security or other item of Collateral and shall be determined either in accordance with Schedule B hereto (which may be supplemented or revised at any time in the sole and absolute discretion of Bank) or from time to time by Bank in its sole and absolute discretion if such Initial Loan Value and Maintenance Loan Value are not set forth on such Schedule B, provided that any of such Collateral that is subject to any Lien other than one permitted under Section 16(b)(iv) below shall have no Initial or Maintenance Loan Value.

(f) With the prior approval of Bank as to any substitute securities and/or other collateral and as to the manner of substitution, the Trust may at any time and from time to time substitute such securities and/or other collateral for all or some of the Collateral from a Series, provided that no Event of Default has occurred and is continuing and that, immediately after giving effect to such substitution, the aggregate Maintenance Loan Value of all remaining Pledged Securities of such Series, and/or cash credited to the Pledge Account of such Series, is not less than the sum of the outstanding aggregate principal amount of the Loans obtained for such Series and the interest accrued thereon.

(g) If and for so long as any securities (including Pledged Securities) belonging to a Series are listed on a national securities exchange in the United States of America, their Market Value shall be determined for all purposes by the last sales price for such Pledged Securities on any such exchange on the Business Day next preceding the date of determination or, if there was no sale on that Business Day, by the last sales price for such Pledged Securities on the next preceding Business Day on which there was a sale thereof on any such exchange, all as quoted on the Consolidated Tape of the New York Stock Exchange or, if not quoted on such Consolidated Tape, then as quoted by any such exchange. The Market Value of any other item of Collateral, and the Market Value of Pledged Securities if they are not listed on any such exchange, shall be determined by Bank for all purposes (i) based upon the prices bid (on the Business Day next preceding the date of determination) by banks and broker/dealers which regularly quote prices on property of the same type as such item of Collateral or (ii) if no such quotations are available for such Business Day, based upon such factors as Bank, in its sole and absolute discretion, shall determine. Market Value, in the case of interest-bearing Collateral, shall include accrued interest to the date on which such Market Value is determined. Each determination of Market Value by Bank shall be conclusive and binding on the Trust in the absence of manifest error.

(h) Subject to Section 7(j) below, Bank shall promptly make available to the Trust, any and all dividends, interest, repayment or redemption proceeds and other distributions received by Bank on account of the Collateral from a Series (and irrespective of whether such dividends, interest, repayment or redemption proceeds and other distributions are paid or made in cash or in kind), unless, after giving effect to payment or delivery thereof to the Trust, the aggregate Maintenance Loan Value of all Pledged Securities of such Series, and cash credited to the Pledge Account of such Series, would be less than the sum of the outstanding aggregate principal amount of all the Loans obtained for such Series and the interest accrued thereon, in which case Bank shall promptly apply the amount of such cash to the repayment of such aggregate principal amount and the payment of such interest. Any and all non-cash distributions of property (including stock dividends) made for any reason whatsoever on or in respect of any of the Collateral from a Series, which are received by Bank, shall be retained by Bank and held by it as part of the Collateral subject to this Agreement.

(i) Subject to Section 7(j) below, the Trust shall be entitled to exercise, for any purpose not inconsistent with the terms of this Agreement, any and all voting and/or consensual rights and powers relating or pertaining to the Collateral from any Series. In furtherance of such exercise, Bank shall deliver to the Trust all notices of meetings, proxy materials (other than proxies granted to Bank) and other materials which it receives regarding (i) Pledged Securities from the issuers thereof or, in the case of tender, exchange or similar offers for Pledged Securities, from the party (or its agent) making the offer and (ii) regarding Pledged Securities or any other item of Collateral, from any court having jurisdiction over (or from any Person who is a party to) reorganization, liquidation or other similar proceedings for the issuer of such Pledged Securities or the obligor on such other item of Collateral. Whenever Bank or any of its agents receives a proxy granted to Bank with respect to Pledged Securities, Bank shall promptly request instructions from the Trust on how such securities are to be voted, and shall give such proxy, or cause it to be given, in accordance with such instructions. If the Trust timely informs Bank that the Trust wishes to vote any such Pledged Securities in person, Bank shall promptly seek to have a legal proxy covering such securities issued to the Trust.

(j) If an Event of Default occurs with respect to a Series and for so long as it continues, the Trust shall cease to be entitled (i) to exercise pursuant to Section 7(i) above any and all voting and/or consensual rights and powers relating or pertaining to any of the Collateral from such Series and (ii) to receive pursuant to Section 7(h) above any dividends, interest, repayment or redemption proceeds and other distributions received by Bank on account of such Collateral; and Bank shall have the sole and exclusive right and authority to exercise such voting and/or consensual rights and powers and to receive and retain such dividends, interest, proceeds and other distributions as additional Collateral for application in accordance with the provisions of this Agreement.

(k)(i) Any time there is Excess Collateral from a Series, and provided that no Event of Default has occurred with respect to such Series and is continuing, the Trust may designate to Bank, in writing, any of such Excess Collateral, and Bank, promptly upon such designation, shall release such designated Excess Collateral from the lien and security interest granted in Section 7(b) above and, if such designated Excess Collateral is under the control of Bank, deliver it (or control of it) pursuant to such instructions as the Trust may have given to Bank, provided that, immediately after giving effect to such delivery, the aggregate Maintenance Loan Value of all remaining Pledged Securities of such Series, and cash credited to the Pledge Account of such Series, is not less than the sum of the outstanding aggregate principal amount of all the Loans obtained for such Series and the interest accrued thereon.

(ii) Provided that no Event of Default has occurred and is continuing, and unless Bank and the Trust agree otherwise, the Trust shall have the right to deal freely under this Agreement in any item of Collateral that is neither a Pledged Security nor cash credited to the Pledge Account of a Series.

(l) Upon (i) the payment in full of all the Loans obtained for a Series, all accrued interest thereon and all other amounts payable by the Trust under this Agreement on account of such Series, and (ii) the performance by the Trust of all the obligations and covenants that it has incurred and made under this Agreement on account of such Series, the security interest and lien granted in Section 7(b) above in and upon the Collateral from such Series shall terminate, and all of Bank's rights hereunder to such Collateral shall revert to the Trust. Upon notice from the Trust after such termination, Bank shall deliver to the Trust, or give the Trust effective control over, all such Collateral under Bank's control, and shall deliver to the Trust all instruments and documents evidencing such Collateral and such other documents as the Trust shall reasonably request to evidence such termination.

8. PROTECTION OF SECURITY INTEREST. (a) The Trust shall, at its expense and from time to time, perform all steps reasonably requested by Bank at any time to perfect, maintain, protect and enforce Bank's security interest in and lien upon the Collateral from each Series, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereto, in form and substance satisfactory to Bank, and (ii) obtaining such consents and registrations of transfer, providing such endorsements and executing and delivering such other documents as may be required for any sale, transfer or other disposition thereof by Bank pursuant to Section 18 below. From time to time, the Trust shall, upon Bank's written request, promptly execute and deliver confirmatory written instruments pledging the Collateral from a Series to Bank, but any failure by the Trust to do so shall not affect or limit Bank's security interest in, lien upon or other rights in and to such Collateral. Until payment in full of all the Loans obtained for a Series, all accrued interest thereon and all other amounts payable by the Trust under this Agreement on account of such Series, and the performance by the Trust of all the obligations and covenants that it has incurred or made under this Agreement on account of such Series, Bank's security interest in the Collateral from such Series shall continue in full force and effect.

(b) The Trust hereby irrevocably appoints Bank its true and lawful attorney in its name, place and stead, and at its expense, in connection with the preservation and enforcement of Bank's rights and remedies under this Agreement (i) to receive, endorse and collect all checks and other orders for the payment of money made payable to the Trust representing any dividend, interest or other distribution payable or distributable in respect of any of the Collateral from a Series and to give full discharge for the same, (ii) to give all notices, obtain all consents, effectuate all registrations in Bank's name or that of a proposed purchaser or other transferee and make all transfers of all or any part of such Collateral that are necessary or appropriate in connection with any sale, transfer or other disposition thereof pursuant to this Agreement, (iii) to date, insert therein the name of an assignee, and deliver each of any instruments of assignment delivered to Bank pursuant to Section 7(a) above, and to prepare and execute all such amendments thereto as may be required to obtain any consent necessary for Bank's sale, transfer or other disposition of the item of Collateral to which such instrument of assignment pertains, (iv) to execute and deliver for value all necessary or appropriate assignments and other instruments in connection with any such sale, transfer or other disposition, and (v) to execute and deliver all other documents, and do all other acts and things that Bank deems appropriate in such connection. The Trust hereby ratifies and confirms all that Bank, as the Trust's attorney, may lawfully do hereunder and pursuant hereto, but, nevertheless, at Bank's request or that of the purchaser or other transferee in question, the Trust shall ratify and confirm any sale, transfer or other disposition of Collateral pursuant to this Agreement in such manner as Bank or such purchaser or other transferee may reasonably specify in such request.

9. OTHER LIENS. The Trust represents and warrants to Bank that all the Collateral from each Series is owned by the Trust free and clear of all Liens whatsoever and that (except for Liens permitted under Section 16(b) below) it will continue to be so owned by the Trust.

10. USE OF PROCEEDS. The Trust represents and warrants to Bank that the proceeds of each Loan will be used to fund redemptions of securities issued by the Trust or purchases by the Trust of investment securities, all as part of the Trust’s business as an investment company registered under the 1940 Act.

11. OTHER REPRESENTATIONS AND WARRANTIES. The Trust further represents and warrants to Bank that:

(a) at no time shall the Collateral from any Series include any Pledged Securities or other property in an amount such that (without taking any other relationships or assets of Bank into account) Bank, either upon exercising its rights under Section 18 below or otherwise, would become a holder of 10% or more of any class of any equity security of any issuer or would become (or be presumed to be) an affiliate of any issuer of securities (as such term "affiliate" is defined for purposes of the Securities Act of 1933);

(b) the Trust is not an affiliate (as such term "affiliate" is defined for purposes of the Securities Act of 1933) of the issuer of any Pledged Security (or other security included in the Collateral);

(c) if any Pledged Securities are "restricted securities" as defined in Rule 144 under the Securities Act of 1933, then at least two years have elapsed since the later of the date such Pledged Securities were acquired by any Person from the issuer thereof or from an affiliate of such issuer (as such term "affiliate" is defined for purposes of the Securities Act of 1933), and, assuming that Bank is not an affiliate of the issuer of such securities (as such term "affiliate" is defined for purposes of the Securities Act of 1933), Bank may, in the exercise of its rights under Section 18 below, sell such Pledged Securities pursuant to paragraph (k) of such Rule 144;

(d) the Trust (i) is a statutory trust duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) is subject to and duly registered as a management investment company in accordance with the 1940 Act, (iii) is qualified to do business and is in good standing in all states in which qualification and good standing are necessary in order for it to conduct the business and own the property of each Series, and (iv) has all requisite power and authority to conduct the business and own the property of each Series, to execute and deliver this Agreement and to perform its obligations hereunder;

(e) this Agreement has been duly and validly executed and delivered by the Trust and constitutes a legal, valid and binding obligation of the Trust, enforceable against it in accordance with its terms, subject, as to enforceability of remedies, to bankruptcy, insolvency and other laws affecting creditors' rights generally;

(f) the Trust has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and such authorization, delivery and performance do not and will not (i) violate its declaration of trust or by-laws or any law, rule, regulation, order, judgment, injunction, decree, determination or award presently in effect and applicable to it or any Series, (ii) require any consent or result in a breach of or constitute a default under any agreement, lease or instrument to which it is a party or by which it or any of the assets of any Series may be bound or affected or (iii) result in or require the creation or imposition of any Lien (other than in favor of Bank pursuant to this Agreement) upon or with respect to any of the properties of the Series that is now owned or hereafter acquired by it;

(g) no recording, order, authorization, consent, license, registration, approval, exemption, filing, notice or other similar action by or with any governmental body, governmental official or other regulatory authority (except such as have been obtained and copies or confirmations of which have been delivered by the Trust to Bank is or will be necessary (i) for the legality, validity, binding effect or enforceability of this Agreement, (ii) to permit the performance by the Trust of its obligations under this Agreement in accordance with the terms thereof, (iii) to enable Bank to enforce its rights and remedies under this Agreement, including any sale, transfer or other disposition by Bank, pursuant to Section 18 below, of all or any part of the Collateral from a Series or (iv) to create and perfect the Lien granted under this Agreement on the Pledged Securities of any Series and other collateral credited to the Pledge Account of such Series.

(h) the Trust has no Indebtedness for which any Series is liable other than Indebtedness permitted under Section 16(a) below;

(i) the Trust is not in default with respect to any Indebtedness for which any Series is liable;

(j) except as disclosed by it to Bank in writing prior to the date of this Agreement, there is no litigation or other proceeding pending or, to its knowledge, threatened against or affecting the Trust or any Series which, if determined adversely to it, would have a material adverse effect (i) on the financial condition, operations or business of the Trust or such Series or (ii) on any of the Collateral from such Series; and

(k) all statements and data, including financial data, if any, submitted to Bank in writing in connection with the request for the credit contemplated by this Agreement are true and correct, and said statements and data fairly present the condition, financial or otherwise, of such Series as at the dates thereof, and there have been no changes in the condition, financial or otherwise, of any Series other than changes in the ordinary course of business, and no such changes have been materially adverse changes. The Trust has no knowledge of any liabilities of any Series at said dates, contingent or otherwise (and the Trust has not, on behalf of such Series, entered into any commitments or contracts or incurred any other liabilities), that are not reflected in said balance sheet of such Series, which may have a materially adverse effect upon such Series’ condition, financial or otherwise, operations or business as now conducted.

12. REITERATION OF REPRESENTATIONS. The representations in Sections 9, 10 and 11 above shall be deemed to be repeated by the Trust each time a Loan is made.

13. ORIGINATION FEE. Upon execution of this Agreement, the Trust shall pay Bank an origination fee of $5,000 for the establishment of the credit facility provided in this Agreement.

14. REPORTING. (a) As soon as available, and in any event within 45 days after the close of the first half of each fiscal year of the Trust, commencing with the half ending on June 30, 2006, the Trust shall deliver to Bank the balance sheet of each Series at the end of such half and its income statement for the portion of the fiscal year ending on the last day of such half, all in reasonable detail and stating in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared in accordance with generally accepted accounting principles applied on a consistent basis and certified by the Trust's chief financial or accounting officer, subject, however, to year-end audit adjustments.

(b) As soon as available, and in any event within 90 days after the close of each of its fiscal years, the Trust shall deliver to Bank the balance sheet of each Series as at the close of such fiscal year and its income statement for such fiscal year, all in reasonable detail and stating in comparative form the figures as at the close of and for the previous fiscal year, audited by certified public accountants satisfactory to Bank and accompanied by a report thereon, satisfactory to Bank, issued by such accountants.

(c) Promptly after the same are available, the Trust shall deliver to Bank copies of all reports and other material that the Trust may send to shareholders in any Series.

15. THE TRUST'S OTHER AFFIRMATIVE COVENANTS. The Trust covenants with Bank that until the payment in full of all Loans, all accrued interest thereon and all other amounts payable by The Trust under this Agreement, and the performance by The Trust of all its obligations and covenants under this Agreement, it shall:

(a) maintain and preserve its existence and all rights, privileges, approvals and other authority adequate for the conduct of the business of each Series;

(b) promptly notify Bank in writing of any violation by the Trust of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to it or any Series which would likely materially and adversely affect the Collateral from any Series or the financial condition, operations or business of such Series;

(c) promptly notify Bank in writing of any default by the Trust with respect to any Indebtedness for which a Series is liable;

(d) promptly execute and deliver to Bank such Statements of Purpose (Federal Reserve Form U-1's) under Regulation U of the Board of Governors of the Federal Reserve System as Bank may request from the Trust with regard to any Pledged Securities; and

(e) promptly upon Bank's request therefor, deliver to Bank such information and documents regarding the Trust as Bank may from time to time request from the Trust.

16. THE TRUST'S NEGATIVE COVENANTS. The Trust covenants with Bank that until the payment in full of all Loans, all accrued interest thereon and all other amounts payable by the Trust under this Agreement, and the performance by the Trust of all its obligations and covenants under this Agreement, it shall not:

(a) create, incur, assume or permit to exist any Indebtedness for which any Series is liable, except for Loans outstanding hereunder and Indebtedness to affiliates of Bank; or

(b) create, incur, assume or permit to exist any Lien on any property or assets now owned or hereafter acquired by any Series, other than (i) Liens for taxes not delinquent or which are being contested in good faith and in appropriate proceedings; (ii) Liens in connection with workers' compensation, unemployment insurance or social security obligations; (iii) mechanics', workmen's, materialmen's, landlords', carriers' or other like Liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith; (iv) Liens in favor of Bank; and (v) in the case of Collateral consisting of property held by or through Bank's affiliates, Liens in favor of such affiliates.

17. EVENTS OF DEFAULT. It shall constitute an Event of Default hereunder with respect to a Series (and upon the occurrence thereof the then outstanding principal amount of each Loan that the Trust has obtained for such Series and all accrued interest thereon shall become immediately due and payable, without demand, presentment or notice of any kind, all of which are hereby expressly waived) if at any time:

(a) the Trust fails to pay, when and as due, any principal amount of any Loan that the Trust has obtained for such Series; or

(b) the Trust fails to make or pay when due any interest payment, charge or other amount required to be made or paid by it under this Agreement on account of any Loan that the Trust has obtained for such Series, and such failure continues for a period in excess of five Business Days; or

(c) the Trust fails, with respect to a Loan that it has obtained for such Series, to transfer to Bank, and/or give to Bank effective control over, Collateral in accordance with Section 7(d) above upon demand therefor made by Bank orally or in writing; or

(d) the outstanding aggregate principal amount of Loans obtained for such Series at any time exceeds the maximum permitted in Section 2(a) above; or

(e) the Trust fails to perform or observe any other term, covenant or condition to be performed or observed by it under this Agreement on account of such Series, and such failure continues for a period in excess of ten days; or

(f) the Custody Agreement at any time ceases to be in full force and effect, or the Trust fails to perform or observe any material term, covenant or condition thereof, which is to be performed or observed by it thereunder; or

(g) any representation or warranty made by the Trust in Sections 9, 10 or 11 above proves to have been incorrect in any material respect on any of the dates as of which made or deemed to have been repeated; or

(h) the Trust defaults in the payment when due, whether at stated maturity or otherwise, or within any applicable grace period, of any Indebtedness for which any Series is liable (other than Indebtedness under this Agreement) in a principal amount of more than $100,000, whether now or hereafter existing; or

(i) the Trust fails to perform any other term, covenant or agreement on its part to be performed under any agreement or instrument (other than this Agreement) evidencing or securing or relating to any Indebtedness (whether now or hereafter existing) for which any Series is liable in a principal amount of more than $100,000, or any event occurs or condition exists, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness (with or without the giving of notice, lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; or

(j)(i) the Trust as debtor or on behalf of such Series as debtor commences a case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seeks the appointment of a receiver, trustee, custodian or similar official for itself or such Series or a substantial part of such Series's property, (ii) any such case or proceeding is commenced against the Trust or against the Trust with respect to such Series, or another seeks such an appointment, which (A) is consented to or not timely contested by it, (B) results in the entry of an order for relief, such an appointment, or the entry of an order having a similar effect, or (C) is not dismissed within 60 days, (iii) it makes, for the benefit of creditors, a general assignment of its assets or of the assets of such Series, or (iv) it admits in writing its inability to pay its debts as they become due or its inability to pay from the assets of such Series the debts that are payable therefrom; or

(k) one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000 are rendered against the Trust or against the Trust with respect to such Series, and (A) the same remain undischarged for a period of 14 or more consecutive days during which execution thereof is not effectively stayed upon appeal or otherwise or (B) any proceeding by a creditor to enforce the same is pending; or

(l) The Trust suspends its holders' right to withdraw from any Series of the Trust or postpones the date of payment or satisfaction upon withdrawal of any such Series; or

(m) The Trust ceases to be registered under the 1940 Act as an investment management company, is dissolved or ceases to do business; or

(n) any event or circumstance occurs, which in the reasonable judgment of Bank materially impairs the creditworthiness of the Trust or the creditworthiness of the Trust by reference to the assets of such Series or its ability to perform the payment or other obligations that it has under this Agreement on account of such Series.

18. BANK'S RIGHTS AND REMEDIES. (a) If an Event of Default with respect to a Series occurs hereunder and is continuing, then, in addition to having the right to exercise any rights and remedies available to a secured creditor under applicable law, Bank shall have (i) the right (without being required to give any notice to the Trust except as may be required in Section 18(c) below) to sell, publicly or privately, at a place of Bank's choosing, any or all of the Collateral from such Series (including items included in the Collateral pursuant to Section 7(j) above), and (ii) the right to apply the proceeds of such sale (and any other Collateral consisting of cash), in such order as bank in its sole and absolute discretion may determine, to the payment of the principal of, and accrued interest on, the Loans obtained for such Series and of any other amounts that are under this Agreement payable by the Trust on account of such Series.

(b) If any Pledged Securities or other items of Collateral from a Series are, in whole or in part, actually convertible into or exchangeable for securities or other property, then, upon the occurrence of an Event of Default with respect to such Series and for so long as it continues, Bank shall have the right, in its sole and absolute discretion, instead of selling such Pledged Securities or other items of Collateral as provided in Section 18(a) above, to convert or exchange them pursuant to the terms applicable thereto, to apply any cash received by Bank in such conversion or exchange to the payment of the principal of and accrued interest on the Loans obtained for such Series and of any other amounts payable by the Trust under this Agreement on account of such Series, and to sell as provided in Section 18(a) above any securities or other property it receives in such conversion or exchange.

(c) If any of the Pledged Securities and other items of Collateral from each Series are of a type customarily sold on recognized markets, then no notification to the Trust of any public or private sale thereof by Bank is required, provided, however, that if any such notice is required by applicable law with respect to any such sale, then one Business Day's notice thereof shall be reasonable notification to the Trust.

19. NO WAIVER. No failure by Bank to exercise any right, power or remedy under this Agreement, and no delay by Bank in exercising any such right, power or remedy, shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise by Bank of any other right, power or remedy. The rights and remedies of Bank provided for in this Agreement are cumulative and not exclusive of any rights and remedies otherwise available.

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20. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement of the parties with respect to the Loans, and, except as provided in Section 5(e) above, no amendment, modification, termination or waiver of any provision thereof or consent to a departure therefrom by the Trust shall be effective unless the same is in writing and signed by both Bank and the Trust.

21. SUCCESSORS AND ASSIGNS; PARTICIPATIONS. (a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns, provided, however, that except as provided in Section 21(b) below it may not be assigned by either party hereto without the prior written consent of the other party hereto, and any purported assignment in violation of this provision shall be null and void.

(b) Section 21(a) above notwithstanding, Bank may from time to time, in its sole and absolute discretion and without the Trust's further consent, (i) assign this Agreement and the Loans to any affiliate of Bank which is a bank (as defined in the 1940 Act) or (ii) sell participations in any Loan or Loans, provided, however, that, in the case of any such sale of participations, Bank's obligations under this Agreement shall remain unchanged and it shall remain solely responsible to the Trust for its performance thereof.

22. GOVERNING LAW; JURISDICTION. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof. Bank's jurisdiction as a securities intermediary shall, for purposes of the New York Uniform Commercial Code, be the State of New York.

(b) Any suit, action or proceeding with respect to this Agreement or any Loan may be brought in the Supreme Court of the State of New York, County of New York, or in the United States District Court for the Southern District of New York, and the parties hereto hereby submit to the non-exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding, and hereby waive for such purpose any other preferential jurisdiction by reason of their present or future domicile or otherwise. Each of the parties hereto irrevocably waives its right to trial by jury in any suit, action or proceeding with respect to this Agreement or any Loan.

23. NOTICES. Unless otherwise specified, any notice or demand hereunder shall be sent, delivered or transmitted to the recipient at the address or relevant telephone number set forth after its name hereinbelow:

If to Bank, at:

CUSTODIAL TRUST COMPANY
101 Carnegie Center
Princeton, NJ 08540-6231
Attention: Loan Compliance Officer
Telephone: (609) 951-2313
Facsimile: (609) 951-2317

If to the Trust, at:

UNDERLYING FUNDS TRUST
For [NAME OF SERIES]
c/o U.S. Bancorp Mutual Fund Services
P.O. Box 701
Milwaukee, WI 53201
Attention: Michael Weckwerth
Telephone: (414) 765-5309
Facsimile: (414) 212-7270

or to such other address or telephone number as each party may designate for itself by like notice.

24. EXPENSES. The Trust shall pay or, at the election of Bank, shall reimburse Bank for paying, (a) all reasonable costs, fees and expenses (including reasonable attorneys' fees) incurred by Bank in connection with the administration or enforcement of this Agreement and Bank's security interest in the Collateral, and (b) all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any tax or other governmental authority in respect of this Agreement or any Loan.

25. SEVERABILITY. If any provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions of this Agreement (and the validity, legality and enforceability of such provision in any other jurisdiction) shall not be affected or impaired thereby.

26. OBLIGATIONS SEVERAL. Only the assets of the Series for which the Trust has obtained a Loan shall be available for the repayment of such Loan, for the payment of accrued interest thereon and other amounts payable with respect thereto, and for the performance by the Trust of the obligations and covenants that it has incurred and made under this Agreement on account of such Series, and Bank shall have no recourse against the assets of any other Series for such repayment, payment and performance.

27. MISCELLANEOUS. (a) All agreements, representations and warranties contained in this Agreement shall survive the execution and delivery of this Agreement and the making of any Loan.

(b) The Custody Agreement is hereby made subject to this Agreement, and this Agreement shall control in the event of any conflict or inconsistency between them.

(c) Bank shall not be under any obligation at any time to ascertain whether the Trust in its entirety or with respect to any Series is in compliance with the 1940 Act, the regulations thereunder, the provisions of its declaration of trust or by-laws, or such Series' investment objectives and policies then in effect.

(d) To the extent that the trustees of the Trust are regarded as entering into this Agreement, they do so only as trustees of the Trust and not individually. The obligations under this Agreement of the Trust shall not be binding upon any trustee, officer or employee of the Trust individually, or upon any holder of shares of the Trust individually, but shall be binding only upon the assets and property of the Series on whose account they were incurred, and such trustees, officers, employees and holders, when acting in such capacities, shall not be personally liable under this Agreement. As provided in Section 26 above, Bank shall look solely to assets and property of the Trust for the performance of this Agreement and the payment of any claim against the Trust under this Agreement.

(e) Bank shall be held to the exercise of reasonable care in the custody and preservation of the Collateral in its possession, and shall be deemed to have exercised such care if such Collateral is accorded treatment substantially equal to that which Bank accords to its own property.

(f) Except to the extent that pursuant to Section 27(c) above Bank may be liable to the Trust for Bank's negligence in the custody and preservation of Collateral in Bank's possession, and except as may be otherwise provided in the matter of collateral by applicable provisions of the Uniform Commercial Code as in effect in the State of New York, Bank shall be without liability to the Trust for any loss, damage, cost, expense, liability or claim which does not arise from willful misfeasance, bad faith or gross negligence on the part of Bank in taking or omitting to take any action under this Agreement. In no event shall Bank be liable for special, incidental or consequential damages, even if it is aware of the possibility of such damages.

(g) Bank shall have the continuing and exclusive right to apply, in such order as it may in its sole discretion from time to time determine, to any portion of the Loans obtained for a Series or to the accrued interest thereon any and all payments that the Trust makes to Bank with respect to such Loans. All payments by the Trust to Bank pursuant to this Agreement shall be made without set-off, and none of such payments shall be subject to any counterclaim by the Trust. To the extent that the Trust makes a payment or Bank receives any payment for the Trust's benefit, which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy, reorganization or insolvency law, common law or equitable cause, then, to such extent, the obligation hereunder of the Trust which was to have been satisfied by such payment shall be revived and continue as if such payment had not been received by Bank.

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(h) The headings of sections in this Agreement are for convenience of reference only and shall not affect the meaning or construction of any provision of this Agreement.

(i) This Agreement may be executed in one or more counterparts and by the parties hereto on separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in its name and on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.

UNDERLYING FUNDS TRUST
on behalf of and acting with
respect to the Series
listed on Schedule A hereto

By: _______________________
Name:
Title:

CUSTODIAL TRUST COMPANY

By:__________________________
Name: Ben Szwalbenest
Title: President

SCHEDULE A

SERIES

Convertible Bond Arbitrage -1
Fixed Income Arbitrage - 1
Merger Arbitrage - 1
Long/Short Equity — Earnings Revision - 1
Long/Short Equity — Momentum - 1
Long/Short Equity — Deep Discount Value - 1
Long/Short Equity — International - 1
Long/Short Equity — Global - 1
Long/Short Equity — REIT - 1
Distressed Securities & Special Situations - 1
Distressed Securities & Special Situations - 2
Global Hedged Income - 1

SCHEDULE B

Collateral Type	Loan Value (as a of Market Value)

	Initial	Maintenance

Cash	100%	100%

[Type of security]	%	%

[Type of security]	%	%